Exhibit 99.1
FOR IMMEDIATE RELEASE
November 4, 2010
NYSE Symbol: CPK
CHESAPEAKE UTILITIES CORPORATION ANNOUNCES INCREASED
FINANCIAL RESULTS FOR THE THIRD CONSECUTIVE QUARTER
Dover, Delaware — Chesapeake Utilities Corporation (NYSE: CPK) today announced increased financial results for both the quarter ended and the nine months ended September 30, 2010. The Company’s results for both periods reflect strong growth in the Company’s legacy businesses, as well as the results of Florida Public Utilities Company (“FPU”), which Chesapeake acquired in October of 2009.
The Company’s net income for the quarter ended September 30, 2010 was $1.6 million, or $0.17 per share (diluted), an increase of $1.3 million, or $0.13 per share (diluted), compared to $308,000, or $0.04 per share (diluted), for the quarter ended September 30, 2009. Chesapeake’s legacy businesses continued to experience strong earnings growth, generating $0.04 per share (diluted) of the increase, a 100 percent increase over the prior year’s earnings per share (diluted) of $0.04. Historically, the third quarter’s results have the greatest seasonal decline. Chesapeake’s legacy business results reflect the impact of the rate increase for the Company’s Central Florida Gas division, strong customer growth on the Delmarva Peninsula (both in the form of residential growth and growth from service to new large commercial/industrial customers), additional margin from continued expansion of natural gas transportation services and improved performance from the advanced information services business. These increases were partially offset by a decline in earnings from the unregulated energy businesses. FPU’s results added $0.09 per share (diluted) to the Company’s overall consolidated results in the current quarter, which is calculated based on the additional shares issued in the merger. With the addition of FPU and its electric business, Chesapeake is now less sensitive to a seasonal decline in the third quarter.
The Company’s net income for the nine months ended September 30, 2010 was $18.9 million, or $1.98 per share (diluted), an increase of $9.2 million, or $0.58 per share (diluted), compared to $9.7 million, or $1.40 per share (diluted), for the same period in 2009. Chesapeake’s legacy businesses generated $1.9 million of additional net income for the nine months ended September 30, 2010, representing increased growth of 20 percent. Earnings per share for the nine months ended September 30, 2010 increased by 0.24 per share (diluted) based upon the performance the legacy businesses, or approximately 17 percent. Similar to the quarterly results, the strong performance of Chesapeake’s legacy businesses was a direct result of the increased earnings generated by the regulated energy businesses and improved results from the advanced information services business, partially offset by a decline in earnings from the unregulated energy businesses. The results for the nine months ended September 30, 2010 included $7.3 million of net income generated by FPU, or $0.34 per share (diluted) calculated based on the additional shares issued in the merger.
“Our third quarter results reflect strong performance by the regulated energy businesses, both on the Delmarva Peninsula and in Florida. Continued growth and expansion by our Delmarva natural gas distribution and transmission businesses and successful integration of the Florida operations have provided us with an excellent opportunity to achieve and exceed our goal of earnings accretion in the first year after the merger,” stated John R. Schimkaitis, Vice Chairman and Chief Executive Officer of Chesapeake Utilities Corporation. “We are very pleased to report the third consecutive quarter of strong performance. We continue to focus on the integration of our Florida operations to generate benefits from the merger for our customers and shareholders and are excited about the opportunities for growth across our lines of business.”
The discussions of the results for the periods ended September 30, 2010 and 2009, use the term “gross margin,” a non-Generally Accepted Accounting Principles (“GAAP”) financial measure, which management uses to evaluate the performance of the Company’s business segments. For an explanation of the calculation of “gross margin,” see the footnote to the Supplemental Income Statement Data chart. In addition, certain information is presented, which, for comparison purposes, includes only FPU’s results of operations for the periods ended September 30, 2010 and, in some cases, FPU’s results for the same periods in 2009, which were prior to the merger. Certain other information is presented, which, for comparison purposes, excludes results of operations of FPU from the consolidated results of operations and all merger-related costs incurred in connection with the FPU merger for the periods presented. Although non-GAAP measures are not intended to replace the GAAP measures for evaluation of Chesapeake’s performance, Chesapeake believes that the portions of the presentation which include only the FPU results, or which exclude the FPU results for the post-merger period and merger-related costs, provide helpful comparisons for an investor’s evaluation purposes.

Highlights for the third quarter of 2010 included:
•	The rate increase for Chesapeake’s Florida division, effective in January 2010, contributed approximately $554,000 to gross margin for the quarter ended September 30, 2010.
•
Eastern Shore Natural Gas Company (“ESNG”), the Company’s natural gas transmission subsidiary, generated additional gross margin of $390,000 from new transportation services commencing in late 2009 and during 2010.

•
ESNG received approval from the Federal Energy Regulatory Commission to begin construction of an eight-mile mainline extension to interconnect ESNG’s system with Texas Eastern Transmission LP’s mainline facilities in Lancaster County, Pennsylvania. Currently, ESNG has executed Precedent Agreements with two divisions of the Company that will result in 17 years of transportation services associated with this project. The Precedent Agreements allow a three-year phase-in of service, from 20,000 dekatherms per day in the first year of service to 40,000 dekatherms per day by the third year of service, at ESNG’s current tariff rate for service in that area. Estimated annual margin from this project is $2.2 million based on 20,000 dekatherms per day and $4.3 million based on 40,000 dekatherms per day. ESNG’s service under this project is expected to begin no later than January 2011.

•
Two-percent growth in residential customers and an increase in the number of commercial and industrial customers for the Delmarva natural gas distribution operations contributed to a period-over-period increase in gross margin of $138,000. This increase includes $24,000 in additional gross margin generated from service to a new industrial customer in southern Delaware, which began in the third quarter of 2010. In addition, service to another industrial customer is expected to commence in late 2010 or early 2011. Services to these new industrial customers in southern Delaware are expected to add annual margin equivalent to 1,575 average residential heating customers. In further extending the Delmarva natural gas distribution and transmission infrastructure, the Company is bringing cost-effective and environmentally friendly natural gas to new areas on the Delmarva Peninsula and creating additional opportunities for growth.

•
The Company’s advanced information services subsidiary, BravePoint, generated operating income of $258,000 in the third quarter of 2010, compared to an operating loss of $103,000 in the same period in 2009, due to increased billable consulting hours and lower operating costs. In September 2010, BravePoint also announced the launch of a new fully-integrated profit management system designed specifically for companies specializing in the fire suppression business.

•
FPU reported $2.4 million of operating income and $1.1 million of net income in the third quarter of 2010, which represent 53 percent and 66 percent, respectively, of the Company’s overall consolidated results for the current quarter. With the addition of FPU, whose entire operations are located in Florida, the Company’s earnings became less sensitive to a seasonal decline in the third quarter. FPU’s earnings for the quarter include $49,000 in gross margin generated from approximately two months of operations of Indiantown Gas Company, whose operating assets were purchased by FPU on August 9, 2010 and which added approximately 700 customers including two large industrial customers.

•
Xeron, the Company’s propane wholesale marketing subsidiary, experienced a decline in gross margin as the absence of significant fluctuations in propane prices and lower wholesale trading volumes reduced the opportunities for Xeron and decreased its trading volume by 13 percent.

As a result of the merger with FPU, the Company changed its operating segments in the fourth quarter of 2009 to better reflect how the chief operating decision maker (the Company’s Chief Executive Officer) reviews the various operations of the Company. The discussions of operating results below reflect the Company’s revised segments. The regulated energy segment is composed of the Company’s natural gas distribution, electric distribution and natural gas transmission operations. The unregulated energy segment is composed of the Company’s natural gas marketing, propane distribution and propane wholesale marketing operations. The “Other” segment is composed of the Company’s advanced information services business, other subsidiaries that own property which is leased to other affiliates, unallocated corporate costs and eliminations.

Comparative results for the quarters ended September 30, 2010 and 2009
Operating income increased by $2.3 million, or 103 percent, from $2.3 million to $4.6 million for the current quarter. Operating income for the Company included $2.4 million in operating income from FPU for the current quarter. FPU’s results are not included in the third quarter of 2009.
Regulated Energy
Operating income for the regulated energy segment for the third quarter of 2010 was $6.5 million, an increase of $3.6 million, or 120 percent, compared to the same period in 2009. An increase in gross margin of $13.2 million was partially offset by an increase in other operating expenses of $9.6 million. Items contributing to the period-over-period increase in gross margin are listed in the following table:

(in thousands)
Gross margin for the three months ended September 30, 2009	$13,027

Factors contributing to the gross margin increase for the three months ended September 30, 2010:

Margin from FPU operations	12,015
Change in rates	710
New transportation services	293
Net customer growth	164
Other	55

Gross margin for the three months ended September 30, 2010	$26,264

•
FPU’s natural gas and electric distribution operations generated $7.1 million and $4.9 million, respectively, in gross margin for the period. Gross margin from FPU’s natural gas distribution operation in the current quarter included $49,000 generated from Indiantown Gas Company, which added approximately 700 customers including two large industrial customers.

FPU’s natural gas gross margin for the current quarter reflects an accrual of $500,000 to reserve for regulatory risk. The Company recorded this reserve based on its assessment of the regulatory risk related to FPU’s current earnings and how they may have been affected by various factors, including the benefits, synergies, cost savings and cost increases resulting from the FPU merger. The Company is required to submit by April 29, 2011, data that details such known benefits, synergies, cost savings and cost increases.
•
An annual rate increase of approximately $2.5 million, approved by the Florida PSC in 2009 (effective in January 2010), increased gross margin for Chesapeake’s Florida natural gas distribution division by $554,000 for the current quarter. A net increase from changes in customers’ rates and rate classifications, primarily for certain Delmarva natural gas distribution commercial and industrial customers with negotiated rates, also generated additional gross margin of $156,000 for the current quarter.

•
New transportation services implemented by ESNG in November 2009 as a result of the completion of its latest expansion program generated additional gross margin of $254,000 for the quarter. A new expansion project completed in May 2010 also generated additional gross margin of $60,000 for the current quarter and is expected to generate annualized gross margin of $343,000. New firm transportation service for an industrial customer for the period from November 2009 to October 2012 generated additional gross margin of $76,000 for the current quarter.

Offsetting these margin increases were decreased margins of $97,000 in the quarter resulting from expired transportation service contracts in November 2009 and April 2010.
•
The Delmarva natural gas distribution operation experienced a two-percent growth in residential customers, which contributed $94,000 to gross margin. Also contributing to the gross margin increase were $44,000 from new commercial and industrial customers on the Delmarva Peninsula and $26,000 from a net increase in the number of customers served by Chesapeake’s Florida division.

Other operating expenses for the regulated energy segment increased by $9.6 million in the third quarter of 2010, largely due to the inclusion of $9.0 million in other operating expenses from FPU’s regulated energy operations for the period.

Unregulated Energy
The unregulated energy segment reported an operating loss for the third quarter of 2010 of $2.2 million, compared to an operating loss of $1.4 million for the same period in 2009. An increase in gross margin of $1.1 million was offset by a $2.0 million increase in other operating expenses. Items contributing to the period-over-period increase in gross margin are listed in the following table:

(in thousands)
Gross margin for the three months ended September 30, 2009	$3,300

Factors contributing to the gross margin increase for the three months ended September 30, 2010:

Margin from FPU operations	1,415
Natural gas marketing	109
Other	62
Decreases in margin per retail gallon	(138)
Propane wholesale marketing	(328)

Gross margin for the three months ended September 30, 2010	$4,420

•
FPU’s unregulated energy operation, which is primarily its propane distribution operation, generated $1.7 million in gross margin in the third quarter of 2010, which includes approximately $197,000 of gross margin generated from customers previously served by Chesapeake’s Florida propane distribution operation, which were transferred to FPU after the merger. Chesapeake’s Florida propane distribution operation generated $280,000 in gross margin in the third quarter of 2009.

•
The Company’s natural gas marketing subsidiary, Peninsula Energy Services Company, Inc. (“PESCO”), generated an increase in gross margin of $109,000, due primarily to an increase in spot sales and growth in commercial customers in Florida. Spot sales are not predictable and, therefore, are not included in our long-term financial plans or forecasts.

•
The increase in other gross margin for the current quarter is due primarily to the addition of 455 community gas system customers since the third quarter of 2009 and 1,000 additional customers acquired in February 2010 as part of the purchase of the operating assets of a propane distributor serving Northampton and Accomack counties in Virginia, which contributed $15,000 and $30,000 to gross margin, respectively.

•
Lower retail margins from the Delmarva propane distribution operation decreased gross margin by $138,000 in the current quarter. This decrease was due primarily to a non-recurring propane physical inventory adjustment of $118,000 in the third quarter of 2009, which reduced the cost of propane inventory and increased gross margin for that quarter.

•
Xeron experienced a $328,000 decrease in gross margin for the third quarter of 2010 as a result of a 13-percent decrease in trading volume. Lower trading volumes in the wholesale propane market have contributed to less trading activity for Xeron.

Other operating expenses for the unregulated energy segment increased by $2.0 million in the third quarter of 2010 due primarily to the increase of $1.9 million associated with the inclusion of FPU’s unregulated energy business. Other operating expenses for FPU’s unregulated business in the third quarter of 2010 included a non-recurring charge of $278,000 for the settlement of a class action complaint.
Other
Operating income for the “Other” segment for the third quarter of 2010 was $284,000, compared to an operating income of $647,000 for the same period in 2009. During the third quarter of 2010, gross margin increased by $381,000, primarily from BravePoint, and other operating expenses increased by $744,000, due primarily to deferral of certain previously expensed merger-related costs in the third quarter of 2009.

BravePoint reported operating income of $258,000 in the third quarter of 2010, compared to an operating loss of $103,000 in the third quarter of 2009. Gross margin from BravePoint increased by $374,000 due to an eight-percent increase in billable consulting hours and higher revenue from its professional database monitoring, support solution services and product sales. Other operating expenses from BravePoint increased slightly by $13,000, reflecting the continuing effectiveness of previously implemented cost control efforts.
In the third quarter of 2009, certain previously expensed merger-related costs were deferred as a regulatory asset, as the Company will seek to recover those costs through future rates, and this deferral resulted in reporting a net credit of $675,000 in merger-related costs for that period.
Interest Expense
Interest expense for the third quarter of 2010 increased by approximately $716,000, or 47 percent, compared to the same period in 2009. The primary drivers of the increased interest expense are related to FPU, including:
•	An increase in long-term interest expense of $456,000 is related to interest on FPU’s first mortgage bonds.
•
Interest expense from a new term loan facility was $140,000 for the third quarter of 2010. Two series of FPU bonds, the 4.9 percent and 6.85 percent series, were redeemed at the end of January 2010, using this new term loan facility.

•	Additional interest expense of $184,000 is related to interest on deposits from FPU’s customers.
Offsetting the increased interest expense from FPU was lower non-FPU-related interest expense from Chesapeake’s unsecured senior notes, as the principal balances decreased as a result of scheduled repayments, and lower additional short-term interest expense due to the timing of our capital expenditures and the increased cash flow generated from ordinary operating activities.
Comparative results for the nine months ended September 30, 2010 and 2009
Operating income increased by $16.7 million, or 79 percent, to $37.7 million for the first nine months of 2010, compared to the same period in 2009. Operating income for the Company included $14.1 million in operating income from FPU for the period.
Regulated Energy
Operating income for the regulated energy segment for the first nine months of 2010 was $32.4 million, an increase of $15.8 million, or 95 percent, compared to the same period in 2009. An increase in gross margin of $45.2 million was offset by an increase in other operating expenses of $29.4 million. Items contributing to the period-over-period increase in gross margin are listed in the following table:

(in thousands)
Gross margin for the nine months ended September 30, 2009	$47,279

Factors contributing to the gross margin increase for the three months ended September 30, 2010:

Margin from FPU operations	41,281
Change in rates	2,004
New transportation services	880
Net customer growth	783
Favorable weather	464
Other	97
Decreased customer consumption	(331)

Gross margin for the nine months ended September 30, 2010	$92,457

•
FPU’s natural gas and electric distribution operations generated gross margin of $27.3 million and $14.0 million, respectively, for the period. Gross margin from FPU’s natural gas distribution operation for the nine months ended September 30, 2010 was positively affected by a rate increase of approximately $8.0 million, approved by the Florida PSC in 2009, and colder weather during the first quarter of 2010.

FPU’s natural gas gross margin for the current quarter reflects an accrual of $500,000 to reserve for regulatory risk. The Company recorded this reserve based on its assessment of the regulatory risk related to FPU’s current earnings and how they may have been affected by various factors, including the benefits, synergies, cost savings and cost increases resulting from the FPU merger. The Company is required to submit by April 29, 2011, data that details such known benefits, synergies, cost savings and cost increases.
•
Gross margin for Chesapeake’s Florida division also experienced an increase of $1.7 million from an annual rate increase of approximately $2.5 million approved by the Florida PSC in 2009. A net increase from changes in customers’ rates and rate classifications, primarily for natural gas distribution commercial and industrial customers with negotiated rates, and a change in certain customer rates by the natural gas transmission operation also contributed $152,000 and $123,000, respectively, to the gross margin increase.

•
New transportation services implemented by ESNG in November 2009 as a result of the completion of its latest expansion program generated additional gross margin of $762,000 for the first nine months of 2010. A new expansion project completed in May 2010 also contributed additional gross margin of $101,000 for the period and is expected to generate annualized gross margin of $343,000. New transportation service for an industrial customer for the period from November 2009 to October 2012 generated additional gross margin of $304,000 for the nine months ended September 30, 2010.

Offsetting these margin increases were primarily the decreased margins of $284,000 for the first nine months of 2010, resulting from the expiration of transportation service contracts in November 2009 and April 2010.
•
The Delmarva natural gas distribution operation experienced growth in residential, commercial and industrial customers, which contributed $798,000 to the gross margin increase. Residential, commercial and industrial growth by the Delaware division contributed $418,000, $145,000 and $137,000, respectively, to the gross margin increase, and $98,000 of the gross margin increase was generated from overall customer growth in the Maryland division. The Delmarva natural gas distribution operation experienced a two-percent increase in average residential customers as compared to the first nine months of 2009. Offsetting this increase was a slight decrease in gross margin from a net change in the number of customers served by Chesapeake’s Florida division.

•
Colder weather on the Delmarva Peninsula generated an additional $219,000 of gross margin as heating degree-days increased by one percent for the first nine months of 2010 compared to the same period in 2009. Colder weather during the first quarter of 2010 contributed to an increase in gross margin of $245,000 by Chesapeake’s Florida division.

•	A decline in non-weather-related consumption for the Delmarva natural gas distribution operation and Chesapeake’s Florida division decreased gross margin by $310,000 and $21,000, respectively.
Other operating expenses for the regulated energy segment increased by $29.4 million in the nine months ended September 30, 2010, almost entirely due to the inclusion of $28.3 million in other operating expenses of FPU’s regulated energy operations for the period.

Unregulated Energy
Operating income for the unregulated energy segment for the first nine months of 2010 was $4.7 million, a decrease of $501,000, or 10 percent, compared to the same period in 2009. An increase in gross margin of $5.0 million was offset by a $5.5 million increase in other operating expenses. Items contributing to the period-over-period increase in gross margin are listed in the following table:

(in thousands)
Gross margin for the nine months ended September 30, 2009	$20,293

Factors contributing to the gross margin increase for the nine months ended September 30, 2010:

Margin from FPU operations	6,353
Volume increase — weather and other	198
Miscellaneous fees and other	165
Propane wholesale marketing	(149)
Natural gas marketing	(579)
Decreases in margin per retail gallon	(1,003)

Gross margin for the nine months ended September 30, 2010	$25,278

•
FPU’s unregulated energy operation, which is primarily its propane distribution operation, generated $7.6 million in gross margin for the period, which included approximately $850,000 of gross margin generated from customers previously served by Chesapeake’s Florida propane distribution operation, which were transferred to FPU after the merger. Chesapeake’s Florida propane distribution operation generated $1.2 million in gross margin in the first nine months of 2009.

•
Increased gross margin from volume increases resulted primarily from the addition of 433 community gas system customers, which generated $141,000 of additional gross margin and approximately 1,000 customers added by Sharp Energy from the acquisition of the operating assets of a propane distributor in Virginia in February 2010, which generated $114,000 in gross margin during the first nine months of 2010.

•
Other fees increased by $165,000 in the first nine months of 2010, due primarily to continued growth and increased customer participation in various customer loyalty programs by the Delmarva propane distribution operation.

•
Xeron experienced a $149,000 decrease in gross margin during the first nine months of 2010 compared to the same period in 2009. Xeron’s trading volumes decreased by 14 percent in the nine months ended September 30, 2010 compared to the same period in 2009, as lower trading volumes in the wholesale propane market led to greater uncertainty, reducing Xeron’s trading activity, especially in the second and third quarters.

•
PESCO’s gross margin decreased by $579,000 for the nine months ended September 30, 2010, compared to the same period in 2009, due primarily to a decrease in spot sales related to one industrial customer on the Delmarva Peninsula. Spot sales are not predictable and, therefore, are not included in our long-term financial plans or forecasts.

•
Lower propane retail margin per gallon during the first nine months of 2010, compared to the same period in 2009, contributed to a decrease in gross margin of $1.0 million. Retail margins for the first nine months of 2009 benefited from the $939,000 loss recorded in late 2008 on a swap agreement for the 2008/2009 winter Pro-Cap (Propane Price Cap) program. This loss lowered the propane inventory costs and, therefore, increased retail margins during the first half of 2009. Retail margins for the first nine months of 2010 returned to more normal levels.

Other operating expenses for the unregulated energy segment increased by $5.5 million for the first nine months of 2010, due primarily to the increase of $5.3 million associated with the inclusion of FPU’s unregulated energy operations. Other operating expenses for FPU’s unregulated energy operations for the first nine months of 2010 included a non-recurring charge of $278,000 for the settlement of a class action complaint.

Other
Operating income for the “Other” segment for the first nine months of 2010 was $650,000, compared to an operating loss of $709,000 for the same period in 2009. During the nine months ended September 30, 2010, gross margin increased by $623,000, primarily from BravePoint, and operating expenses decreased by $736,000, due to lower operating expenses by BravePoint and lower merger-related costs in 2010.
BravePoint reported operating income of $523,000 in the first nine months of 2010, compared to an operating loss of $448,000 in the same period in 2009. Gross margin from BravePoint increased by $641,000 due to a nine-percent increase in billable consulting hours and higher revenue from its professional database monitoring and support solution services. Operating expenses for BravePoint decreased by $330,000 due to the success of cost containment actions implemented throughout 2009.
Merger-related costs, net of the deferral, decreased by $351,000 as higher costs were incurred during the nine months ended September 30, 2009 to consummate the merger.
Interest Expense
Interest expense for the first nine months of 2010 increased by approximately $2.2 million, or 46 percent, compared to the same period in 2009. The primary drivers of the increased interest expense are related to FPU, including:
•	An increase in long-term interest expense of $1.5 million is related to interest on FPU’s first mortgage bonds.
•
Interest expense from a new term loan facility was $356,000 for the first nine months of 2010. Two series of FPU bonds, the 4.9 percent and 6.85 percent series, were redeemed at the end of January 2010, using this new term loan facility.

•	Additional interest expense of $553,000 is related to interest on deposits from FPU’s customers.
Offsetting the increased interest expense from FPU was lower non-FPU-related interest expense from Chesapeake’s unsecured senior notes, as the principal balances decreased as a result of scheduled repayments, and lower additional short-term interest expense due to the timing of our capital expenditures and the increased cash flow generated from ordinary operating activities.

Chesapeake Utilities Corporation and Subsidiaries
Condensed Consolidated Statements of Income (Unaudited)
For the Periods Ended September 30, 2010 and 2009
(in thousands, except shares and per share data)

	Third Quarter		Year to Date
	2010	2009	2010	2009

Operating Revenues
Regulated energy	$53,412	$15,372	$197,779	$86,422
Unregulated energy	20,134	14,011	104,018	83,236
Other	2,920	2,375	7,990	7,413

Total Operating Revenues	76,466	31,758	309,787	177,071

Operating Expenses
Regulated energy cost of sales	27,148	2,345	105,322	39,143
Unregulated energy and other cost of sales	17,238	12,071	82,713	66,962
Operations	17,993	11,001	54,848	34,820
Transaction-related costs	68	(675)	179	530
Maintenance	1,899	600	5,388	1,932
Depreciation and amortization	5,058	2,437	15,719	7,235
Other taxes	2,479	1,722	7,876	5,371

Total operating expenses	71,883	29,501	272,045	155,993

Operating Income	4,583	2,257	37,742	21,078

Other income (loss), net of other expenses	102	(26)	206	19

Interest charges	2,256	1,540	6,924	4,755

Income Before Income Taxes	2,429	691	31,024	16,342

Income tax expenses	801	383	12,082	6,636

Net Income	$1,628	$308	$18,942	$9,706

Weighted Average Common Shares Outstanding:
Basic	9,493,425	6,883,070	9,460,462	6,859,516
Diluted	9,497,696	6,888,024	9,570,921	6,981,010

Earnings Per Share of Common Stock:
Basic	$0.17	$0.04	$2.00	$1.41
Diluted	$0.17	$0.04	$1.98	$1.40

Chesapeake Utilities Corporation and Subsidiaries
Supplemental Income Statement Data (Unaudited)
For the Periods Ended September 30, 2010 and 2009

(in thousands, except degree-day data)	Third Quarter		Year to Date
Chesapeake and Subsidiaries	2010	2009	2010	2009

Gross Margin (1)
Regulated Energy	$26,264	$13,027	$92,457	$47,279
Unregulated Energy	4,420	3,300	25,278	20,293
Other	1,396	1,015	4,017	3,394

Total Gross Margin	$32,080	$17,342	$121,752	$70,966

Operating Income (Loss)
Regulated Energy	$6,536	$2,971	$32,360	$16,554
Unregulated Energy	(2,237)	(1,361)	4,732	5,233
Other	284	647	650	(709)

Total Operating Income	$4,583	$2,257	$37,742	$21,078

Heating Degree-Days — Delmarva Peninsula
Actual	50	80	3,021	3,003
10-year average (normal)	60	58	2,923	2,889

Heating Degree-Days — Florida

Actual	—	—	942	614
10-year average (normal)	—	—	587	547

Cooling Degree-Days — Florida

Actual	1,654	1,425	2,693	2,434
10-year average (normal)	1,405	1,466	2,365	2,418

(1)
“Gross margin” is determined by deducting the cost of sales from operating revenue. Cost of sales includes the purchased fuel cost for natural gas, electricity and propane and the cost of labor spent on direct revenue-producing activities. Gross margin should not be considered an alternative to operating income or net income, which is determined in accordance with Generally Accepted Accounting Principles (“GAAP”). Chesapeake believes that gross margin, although a non-GAAP measure is useful and meaningful to investors as a basis for making investment decisions. It provides investors with information that demonstrates the profitability achieved by the Company under its allowed rates for regulated operations and under its competitive pricing structure for non-regulated segments. Chesapeake’s management uses gross margin in measuring its business units’ performance and has historically analyzed and reported gross margin information publicly. Other companies may calculate gross margin in a different manner.

Chesapeake Utilities Corporation and Subsidiaries
Supplemental Income Statement Data (Unaudited)
The following presents FPU’s results of operations for the three and nine months ended September 30, 2010, included in Chesapeake’s consolidated results. The information presented below is for comparison purposes and is not intended to replace the GAAP measures for evaluation of Chesapeake’s performance.

(in thousands)	Third Quarter	Year to Date
FPU Stand-alone	2010	2010
Gross Margin (1)
Regulated Energy
Natural Gas	$7,081	$27,256
Electric	4,934	14,025
Unregulated Energy
Propane and other	1,695	7,392

Total Gross Margin	$13,710	$48,673

Operating Income
Regulated Energy
Natural Gas	$1,355	$9,026
Electric	1,669	3,917
Unregulated Energy
Propane and other	(605)	1,205

Total Operating Income	$2,419	$14,148

(1)
“Gross margin” is determined by deducting the cost of sales from operating revenue. Cost of sales includes the purchased fuel cost for natural gas, electricity and propane and the cost of labor spent on direct revenue-producing activities. Gross margin should not be considered an alternative to operating income or net income, which is determined in accordance with Generally Accepted Accounting Principles (“GAAP”). Chesapeake believes that gross margin, although a non-GAAP measure, is useful and meaningful to investors as a basis for making investment decisions. It provides investors with information that demonstrates the profitability achieved by the Company under its allowed rates for regulated operations and under its competitive pricing structure for non-regulated segments. Chesapeake’s management uses gross margin in measuring its business units’ performance and has historically analyzed and reported gross margin information publicly. Other companies may calculate gross margin in a different manner.

Chesapeake Utilities Corporation and Subsidiaries
Distribution Utility Statistical Data (Unaudited)

	For the Three Months Ended September 30, 2010				For the Three Months Ended September 30, 2009
		Chesapeake				Chesapeake
	Delmarva NG	Florida NG	FPU NG	FPU Electric	Delmarva NG	Florida NG	FPU NG	FPU Electric
	Distribution	Division	Distribution	Distribution	Distribution	Division	Distribution (2)	Distribution (2)
Operating Revenues (in thousands)
Residential	$4,041	$928	$3,596	$15,951	$4,345	$775	$3,238	$13,559
Commercial	3,156	815	6,649	13,463	3,564	689	5,029	11,198
Industrial	811	1,134	1,813	1,441	666	962	1,805	2,361
Other (1)	420	434	(601)	(4,524)	637	275	758	(2,472)

Total Operating Revenues	$8,428	$3,311	$11,457	$26,331	$9,212	$2,701	$10,830	$24,646

Volume (in Mcfs/MWHs)
Residential	140,570	41,779	170,649	108,779	145,570	42,952	168,962	98,218
Commercial	335,080	250,502	607,154	100,588	319,110	247,848	578,361	91,309
Industrial	467,142	2,881,509	362,951	13,230	418,752	2,630,101	405,242	15,180
Other	58,763	—	58,531	(10,756)	82,130	—	(25,214)	(3,803)

Total	1,001,555	3,173,790	1,199,285	211,841	965,562	2,920,901	1,127,351	200,904

Average customers
Residential	46,908	13,388	46,731	23,594	45,871	13,059	46,519	23,703
Commercial	4,933	1,133	4,472	7,363	4,921	1,116	4,440	7,404
Industrial	176	59	1,316	3	146	60	547	2
Other	6	—	3	—	7	—	—	—

Total	52,023	14,580	52,522	30,960	50,945	14,235	51,506	31,109

(1)
Operating revenues from “Other” sources include unbilled revenue, under (over) recoveries of fuel cost, conservation revenue, other miscellaneous charges, fees for biling services provided to third parties and adjustments for pass-through taxes.

(2)
Operating revenue, volume and average customer information for FPU-Natural Gas Distribution and FPU-Electric Distribution are presented for comparative purposes only. They represent the FPU results from the period prior to the merger with Chesapeake and therefore, they are not included in Chesapeake’s consolidated results.

Chesapeake Utilities Corporation and Subsidiaries
Distribution Utility Statistical Data (Unaudited)

	For the Nine Months Ended September 30, 2010				For the Nine Months Ended September 30, 2009
		Chesapeake				Chesapeake
	Delmarva NG	Florida NG	FPU NG	FPU Electric	Delmarva NG	Florida NG	FPU NG	FPU Electric
	Distribution	Division	Distribution	Distribution	Distribution	Division	Distribution (2)	Distribution (2)
Operating Revenues (in thousands)
Residential	$34,471	$3,561	$17,930	$40,508	$40,911	$2,794	$16,076	$33,840
Commercial	20,243	2,755	27,397	34,176	25,032	2,251	23,725	29,266
Industrial	2,621	3,528	6,223	5,996	2,556	3,244	4,702	6,183
Other (1)	(2,497)	1,283	(3,464)	(8,188)	(1,914)	956	(3,513)	(5,682)

Total Operating Revenues	$54,838	$11,127	$48,086	$72,492	$66,585	$9,245	$40,990	$63,607

Volume (in Mcfs/MWHs)
Residential	2,196,744	295,338	1,016,537	273,678	2,160,292	252,342	919,574	245,347
Commercial	2,086,444	972,474	2,364,820	250,810	1,988,612	857,481	2,271,664	237,144
Industrial	1,520,357	10,284,366	1,479,214	52,810	1,214,228	10,352,569	1,343,684	51,820
Other	200,713	—	(92,845)	889	267,720	—	(144,082)	9,881

Total	6,004,258	11,552,178	4,767,726	578,187	5,630,852	11,462,392	4,390,840	544,192

Average customers
Residential	47,508	13,423	46,970	23,570	46,669	13,291	46,888	23,705
Commercial	5,053	1,125	4,484	7,375	5,027	1,113	4,474	7,398
Industrial	168	59	1,306	3	142	62	530	2
Other	5	—	1	—	9	—	—	—

Total	52,734	14,607	52,761	30,948	51,847	14,466	51,892	31,105

(1)
Operating revenues from “Other” sources include unbilled revenue, under (over) recoveries of fuel cost, conservation revenue, other miscellaneous charges, fees for biling services provided to third parties and adjustments for pass-through taxes.

(2)
Operating revenue, volume and average customer information for FPU-Natural Gas Distribution and FPU-Electric Distribution are presented for comparative purposes only. They represent the FPU results from the period prior to the merger with Chesapeake and therefore, they are not included in Chesapeake’s consolidated results.

Chesapeake Utilities Corporation and Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)

	September 30,	December 31,
Assets	2010	2009
(in thousands, except shares and per share data)

Property, Plant and Equipment
Regulated energy	$478,048	$463,856
Unregulated energy	60,614	61,360
Other	16,582	16,054

Total property, plant and equipment	555,244	541,270
Less: Accumulated depreciation and amortization	(118,393)	(107,318)
Plus: Construction work in progress	11,029	2,476

Net property, plant and equipment	447,880	436,428

Investments	3,006	1,959

Current Assets
Cash and cash equivalents	2,753	2,828
Accounts receivable (less allowance for uncollectible accounts of $1,030 and $1,609, respectively)	52,166	70,029
Accrued revenue	7,410	12,838
Propane inventory, at average cost	7,804	7,901
Other inventory, at average cost	3,586	3,149
Regulatory assets	53	1,205
Storage gas prepayments	6,215	6,144
Income taxes receivable	9,071	2,614
Deferred income taxes	523	1,498
Prepaid expenses	5,301	5,843
Mark-to-market energy assets	2,290	2,379
Other current assets	147	147

Total current assets	97,319	116,575

Deferred Charges and Other Assets
Goodwill	35,609	34,095
Other intangible assets, net	3,547	3,951
Long-term receivables	235	343
Regulatory assets	20,835	19,860
Other deferred charges	3,844	3,891

Total deferred charges and other assets	64,070	62,140

Total Assets	$612,275	$617,102

Chesapeake Utilities Corporation and Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)

	September 30,	December 31,
Capitalization and Liabilities	2010	2009
(in thousands, except shares and per share data)

Capitalization
Stockholders’ equity
Common stock, par value $0.4867 per share (authorized 25,000,000 and 12,000,000 shares, respectively)	$4,623	$4,572
Additional paid-in capital	147,022	144,502
Retained earnings	72,858	63,231
Accumulated other comprehensive loss	(2,404)	(2,524)
Deferred compensation obligation	767	739
Treasury stock	(767)	(739)

Total stockholders’ equity	222,099	209,781

Long-term debt, net of current maturities	97,491	98,814

Total capitalization	319,590	308,595

Current Liabilities
Current portion of long-term debt	7,216	35,299
Short-term borrowing	43,073	30,023
Accounts payable	34,363	51,948
Customer deposits and refunds	26,591	24,960
Accrued interest	3,267	1,887
Dividends payable	3,135	2,959
Accrued compensation	4,261	3,445
Regulatory liabilities	9,573	8,882
Mark-to-market energy liabilities	1,982	2,514
Other accrued liabilities	13,353	8,683

Total current liabilities	146,814	170,600

Deferred Credits and Other Liabilities
Deferred income taxes	75,396	66,923
Deferred investment tax credits	125	193
Regulatory liabilities	3,475	4,154
Environmental liabilities	10,946	11,104
Other pension and benefit costs	16,257	17,505
Accrued asset removal cost — Regulatory liability	34,683	33,214
Other liabilities	4,989	4,814

Total deferred credits and other liabilities	145,871	137,907

Total Capitalization and Liabilities	$612,275	$617,102

Matters discussed in this release may include forward-looking statements that involve risks and uncertainties. Actual results may differ materially from those in the forward-looking statements. Please refer to the Safe Harbor for Forward-Looking Statements in the Company’s most recent report on Form 10-Q for further information on the risks and uncertainties related to the Company’s forward-looking statements.
Chesapeake Utilities Corporation is a diversified utility company engaged in natural gas distribution, transmission and marketing, electric distribution, propane gas distribution and wholesale marketing, advanced information services and other related services. Information about Chesapeake’s businesses is available at www.chpk.com.
For more information, contact:
Beth W. Cooper
Senior Vice President & Chief Financial Officer
302.734.6799